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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

        For the Six Months Ended June 30, 1999 and 1998
                 (In thousands, except ratios)



                                          Six Months    Six Months
                                             1999          1998
                                          ----------    ----------

Income before income taxes and
  cumulative effect of change in
  accounting principle                     $  2,375     $  5,553

Add:  Fixed Charges                           6,840        6,423
Less:  Capitalized Interest                     - -         (588)
                                           --------     --------

Adjusted income before income taxes
  and cumulative effect of change in
  accounting principle                     $  9,215     $ 11,388
                                           ========     ========

Fixed charges:
  Preferred stock dividends                $  4,025     $  4,025
  Income tax effect on preferred
    stock dividends                             279          172
  Interest portion of rentals                   654          621
  Interest expense                            1,882        1,605
                                           --------     --------

Total fixed charges                        $  6,840     $  6,423
                                           ========     ========

Fixed Charge Ratio                             1.35         1.77

Write-downs and other noncash charges:
  DD&A(a) (mining activity)                $ 11,944     $ 10,174
  DD&A(a) (corporate)                           173          193
  Provision for closed operations
    and environmental matters                   610          131
                                           --------     --------

                                           $ 12,727     $ 10,498
                                           ========     ========


(a)"DD&A" is an abbreviation for "depreciation, depletion and amortization."